EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

September 7, 2010

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS 2010

SECOND QUARTER RESULTS

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SECOND QUARTER REVENUE AND GAAP AND NON-GAAP EPS EXCEEDED COMPANY’S GUIDANCE AND CONSENSUS ESTIMATE

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FULL YEAR REVENUE AND EPS GUIDANCE INCREASED

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COMPANY MAKES $100 MILLION VOLUNTARY DEBT REPAYMENT IN SECOND QUARTER

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] reported 2010 second quarter and year to date results.

Non-GAAP Amounts:

The discussions in this release that refer to non-GAAP amounts exclude the items which are described later under the heading “Non-GAAP Exclusions.”  Reconciliations of GAAP to non-GAAP amounts are presented in Tables 1-6 and identify and quantify all excluded items.

For the Second Quarter of 2010:

•

Earnings per share on a non-GAAP basis was $0.72, which exceeded the Company’s guidance and was 20% ahead of the prior year’s second quarter non-GAAP earnings per share of $0.60.

•

GAAP loss per share was $(0.83), which was significantly better than the Company’s guidance and compares to the prior year’s second quarter GAAP earnings per share of $0.51.

•

Revenue was $1,103.3 million, which exceeded the Company’s guidance, as compared to the prior year’s second quarter revenue of $529.3 million. The revenue increase of $574.0 million was driven by (i) $532.2 million of revenue related to the newly acquired Tommy Hilfiger business and (ii) a $41.8 million or 8% increase in the revenue of the Company’s Calvin Klein and Heritage Brands businesses.

Segment Presentation

The acquisition of Tommy Hilfiger has significantly impacted the way the Company manages and analyzes its operating results. As such, the Company has changed the way it discusses its business segments and results.  The Company now aggregates its segments into three main businesses:  (i) Calvin Klein, which consists of the Company’s Calvin Klein Licensing segment (including the Company’s Calvin Klein Collection business, which the Company operates directly in support of the global licensing of the Calvin Klein brands) and the Company’s Other (Calvin Klein Apparel) segment, which is comprised of the Company’s Calvin Klein dress furnishings, sportswear and outlet retail divisions; (ii) Tommy Hilfiger, which consists of the Company’s Tommy Hilfiger North America and Tommy Hilfiger International segments; and (iii) Heritage Brands, which consists of the Company’s Heritage Brand Wholesale Dress Furnishings, Heritage Brand Wholesale Sportswear and Heritage Brand Retail segments.

Calvin Klein

The Calvin Klein business continued its growth momentum during the quarter, with an increase in royalty revenue of 11% as compared to the prior year's second quarter, fueled by strong performance across virtually all product categories, with jeans, underwear, fragrance, women’s sportswear and dresses performing particularly well.  Sales for the Company’s Calvin Klein business increased 17% as compared to the prior year's second quarter, with comparable retail store sales growing 14% as compared to the same period.

Earnings before interest and taxes for the Company’s Calvin Klein business was $54.0 million in the second quarter.  This represents a 21% increase over the prior year’s second quarter non-GAAP earnings before interest and taxes, and a 25% increase over the GAAP earnings before interest and taxes for the same period last year.  The increase was principally due to the royalty and sales increases discussed above, combined with an improvement in gross margin due to strong sell-throughs in both the wholesale and retail divisions.  Partially offsetting these gains was an increase in advertising spending in the Company’s Calvin Klein Licensing segment that the Company elected to undertake to support various new product launches in the jeans, underwear and fragrance categories.

Tommy Hilfiger

The Company’s newly acquired Tommy Hilfiger business generated $532.2 million of revenue in the second quarter, which was $12.2 million higher than the Company’s previous guidance.  On a non-GAAP basis, the Tommy Hilfiger business contributed earnings before interest and taxes of $56.6 million in the second quarter, which was $16.6 million higher than the Company’s previous guidance.  The better than expected results were due to stronger than anticipated sales and gross margins in all divisions, combined with a shift in the timing of certain expenses of approximately $5 million that were planned to occur in the second quarter but are now expected to be incurred in the second half of 2010.  While all divisions were strong during the quarter, the North American retail and European wholesale divisions performed particularly well.

The GAAP loss before interest and taxes for the Company’s Tommy Hilfiger business was $(7.2) million.

Heritage Brands

Revenue for the Company’s Heritage Brands business increased 5% as compared to the prior year's second quarter, including an increase in comparable retail store sales of 11%.

Earnings before interest and taxes for the Company’s Heritage Brand business increased 11% over the prior year’s second quarter non-GAAP earnings before interest and taxes and 14% over the prior year’s second quarter GAAP earnings before interest and taxes to $31.0 million, due to the revenue increase mentioned above and gross margin improvements across all of the Company’s Heritage Brand divisions.  Partially offsetting the improvement in earnings before interest and taxes was a $10 million planned increase in advertising expense principally related to the IZOD brand’s sponsorship of the IZOD Indy Racing Series.

Second Quarter Consolidated Earnings:

On a non-GAAP basis, second quarter consolidated earnings before interest and taxes was $121.9 million, compared to the prior year’s amount of $57.7 million.  This $64.2 million improvement includes (i) the $56.6 million of earnings before interest and taxes on a non-GAAP basis associated with the newly acquired Tommy Hilfiger business; (ii) a $12.6 million or 17% improvement on a non-GAAP basis in earnings before interest and taxes in the combined Calvin Klein and Heritage Brands businesses; and (iii) a $5.0 million increase on a non-GAAP basis in corporate expenses to support the Company’s expanded global operations.

On a GAAP basis, the Company had a second quarter loss before interest and taxes of $(44.1) million, which was a decrease of $95.6 million compared to GAAP earnings before interest and taxes of $51.4 million in the prior year’s second quarter.  The decrease includes (i) a GAAP loss of $(7.2) million, which includes acquisition and integration costs, in the second quarter in the Company’s newly acquired Tommy Hilfiger business; (ii) a $14.5 million, or 21%, improvement in earnings before interest and taxes in the combined Calvin Klein and Heritage Brands businesses; and (iii) a $102.9 million increase in corporate expenses, which includes acquisition and integration costs.  Total pre-tax costs related to the acquisition and integration of Tommy Hilfiger were $166.1 million in the second quarter, including an $88.1 million loss on hedges entered into to cover a portion of the Euro denominated purchase price of the transaction due to the impact of a weakening Euro leading up to the closing of the acquisition.  Pre-tax restructuring and other costs incurred in the second quarter of 2009 were $6.3 million.

Net interest expense for the quarter was $39.2 million and principally includes interest on the new debt issued in order to fund the Tommy Hilfiger acquisition.  Net interest expense was $8.0 million in the prior year’s second quarter.  Earnings per share for the second quarter was also negatively impacted by the effect of the shares of common and convertible preferred stock issued in connection with the acquisition.

The effective tax rate for the second quarter was 37.6% on a non-GAAP basis, and 34.5% on a GAAP basis.  These rates were higher than previous guidance, as the Company’s domestic operations, which are taxed at a higher rate than its international operations, generated a larger proportion of pre-tax income in the second quarter than anticipated.

Six Months Consolidated Results:

•

Earnings per share on a non-GAAP basis was $1.54 for the current year’s six months and $1.13 for the prior year’s six month period.

•

GAAP loss per share was $(1.39), as compared to the prior year’s six month period GAAP earnings per share of $0.99.

•

Revenue was $1,722.3 million, which represents an increase of $635.6 million over the prior year’s amount of $1,086.7 million.  The newly acquired Tommy Hilfiger business contributed $532.2 million of this increase.

Balance Sheet:

The Company ended the second quarter with a net debt position of approximately $2.020 billion comprised of approximately $2.495 billion of debt net of $475 million of cash.  During the second quarter, the Company paid $2.483 billion in cash and issued 8.0 million shares of the Company’s common stock, valued at $486 million, for total consideration of approximately $3.0 billion, to acquire Tommy Hilfiger.  The cash portion of the purchase price was funded principally from net proceeds of approximately $365 million from the offering in the first quarter of 2010 of 5.75 million shares of common stock, the sale in the second quarter of 8,000 shares of Series A convertible preferred stock (which are convertible into 4.2 million shares of the Company’s common stock) for a gross purchase price of $200 million, the sale in the second quarter of $600 million of 7 3/8% senior notes due 2020 and $1.9 billion of term loans borrowed under new credit facilities.  In conjunction with this financing, the Company paid $304 million during the second quarter, inclusive of prepayment penalties and related fees, to extinguish its $150 million notes due 2011 and its $150 million notes due 2013.

The Company made a $100 million voluntary debt repayment on the term loans prior to the end of the second quarter of 2010 and plans to make additional repayments in the fourth quarter of 2010 of approximately $300 million.

Inventories for the second quarter ended on plan and are in line with the third quarter revenue increases discussed in the 2010 Guidance section below.

2010 Guidance:

Assumptions

Please see the section entitled “Full Year and Third Quarter Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail on certain assumptions that are contemplated in the following guidance.

Full Year Guidance

Earnings per share in 2010 is currently projected to be in the range of $3.70 to $3.80 on a non-GAAP basis and includes an increase in advertising expenditures of $15 million over previous guidance. A substantial portion of this increased marketing spend will be invested in the Tommy Hilfiger Fall and Holiday advertising campaigns.  The non-GAAP earnings per share estimate excludes approximately $315 million of pre-tax costs ($3.28 per share after tax), associated with the acquisition and integration of Tommy Hilfiger.  On a GAAP basis, consolidated earnings per share in 2010 is currently projected to be in the range of $0.42 to $0.52.  Non-GAAP earnings before interest and taxes for the Tommy Hilfiger business, inclusive of the higher level of advertising spending, is estimated to be $180 million to $190 million (10% to 11% margin on earnings before interest and taxes), which excludes acquisition and integration costs.  GAAP earnings before interest and taxes for the Tommy Hilfiger business is estimated to be $90 million to $100 million (approximately 5% margin on earnings before interest and taxes).

Revenue in 2010 is currently projected to be $4.44 billion to $4.47 billion, which includes approximately $1.81 billion to $1.83 billion of revenue attributable to the Tommy Hilfiger business.  For the full year, the Company is currently projecting that Calvin Klein royalty revenue will increase 8% to 9% (9% to 10% on a constant currency basis).  Combined sales for the Company’s Heritage Brands and Calvin Klein businesses are currently projected to grow between 10% and 11%.  Comparable store sales for the Company’s Heritage Brands and Calvin Klein businesses are currently projected to grow approximately 7% to 8% on a combined basis.

Third Quarter Guidance

For the third quarter of 2010, earnings per share is currently projected to be in the range of $1.37 to $1.42 on a non-GAAP basis, which excludes approximately $32 million of pre-tax costs, or $0.42 per share after tax, relating to the integration of Tommy Hilfiger, or $0.95 to $1.00 on a GAAP basis.  On a non-GAAP basis, the Tommy Hilfiger business is estimated to generate approximately $75 million to $80 million of earnings before interest and taxes (11% to 12% margin on earnings before interest and taxes) in the third quarter.  On a GAAP basis, the Tommy Hilfiger business is estimated to generate approximately $50 million to $55 million of earnings before interest and taxes (approximately 8% margin on earnings before interest and taxes) in the third quarter.

Third quarter revenue is currently projected to be approximately $1.42 billion to $1.44 billion, which includes estimated revenue of the newly acquired Tommy Hilfiger business of approximately $650 million to $660 million.  For the third quarter, the Company is currently projecting that Calvin Klein royalty revenue will increase approximately 7% (9% on a constant currency basis).  Combined sales for the Company’s Heritage Brands and Calvin Klein businesses are currently projected to grow between 12% and 13%, reflecting strong wholesale orders for the quarter.  Comparable store sales for the Company’s Heritage Brands and Calvin Klein businesses are currently projected to grow approximately 5% to 6% on a combined basis.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are extremely pleased with our second quarter results, which exceeded our expectations.  We saw growth across each of our businesses in the quarter, and we are particularly excited about the exceptional performance of the Tommy Hilfiger business.  We continued in the second quarter to see improvements in our gross margins over the prior year’s results for our Heritage Brands and Calvin Klein Apparel businesses, with the Calvin Klein Licensing segment also delivering a royalty revenue increase of 11% over the prior year.”

Mr. Chirico continued, “Our completion of the Tommy Hilfiger acquisition on May 6 brought together two premier companies and gives us substantial scale and strength across key geographic regions and multiple distribution channels.  We have made significant progress in aligning the Tommy Hilfiger and Phillips-Van Heusen organizations. Everything that we have seen to date has only served to make us more confident about the opportunities ahead.  We expect to generate significant cash flow and to quickly de-lever our balance sheet, as evidenced by our voluntary debt repayment of $100 million in the second quarter, well in advance of our initial required repayment, and our intention to repay another $300 million at the end of this year.”

Mr. Chirico concluded, “We understand that our greatest assets are our brands and investing in them remains a priority.  We are thrilled that our strong financial performance is allowing us to increase our worldwide marketing efforts through an additional $15 million in advertising expenditures, a significant portion of which will be spent on the Tommy Hilfiger brand in support of its new Fall and Holiday marketing campaigns.  We will also continue to invest in our Heritage and Calvin Klein brands.  We believe that these investments, combined with our execution of the growth strategies we have identified for our brands, will pave the way for enhanced revenue and profitability in the future.”

Non-GAAP Exclusions:

The discussions in this release that refer to non-GAAP amounts exclude the following:

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Costs incurred during 2009 in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of the Company’s domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for the majority of the Company’s Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses.  Such costs associated with these initiatives were $25.9 million in 2009, of which $4.7 million was incurred in the first quarter and $6.3 million was incurred in the second quarter.

•

Estimated pre-tax costs of approximately $315 million expected to be incurred in 2010 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

o

a loss of $140 million associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price, of which $52 million was recorded in the first quarter and $88 million was recorded in the second quarter;

o

transaction, restructuring and debt extinguishment costs of approximately $100 million, of which $52 million was incurred in the first quarter, $25 million was incurred in the second quarter and approximately $10 million is expected to be incurred in the third quarter; and

o

non-cash valuation amortization charges of approximately $75 million as a result of the Tommy Hilfiger acquisition, of which $53 million was incurred in the second quarter and approximately $22 million is expected to be incurred in the third quarter.

•

The estimated tax benefits associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as a restructuring, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both the Company’s GAAP and non-GAAP earnings amounts.

Please see Tables 1-6 later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its second quarter earnings release is scheduled for Wednesday, September 8, 2010 at 9:00 a.m. EDT.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page under the Investor Relations tab or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held.  The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #4475893.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability, and its ability to realize benefits from Tommy Hilfiger; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call / webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated GAAP Income Statements

(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

Net sales	$1,011,439	$457,410	$1,542,127	$ 933,155
Royalty revenue	68,106	52,571	132,965	111,489
Advertising and other revenue	23,723	19,302	47,220	42,064
Total revenue	$1,103,268	$529,283	$1,722,312	$1,086,708

Gross profit on net sales	$ 483,412	$193,883	$ 712,089	$ 384,029
Gross profit on royalty, advertising and other
Revenue	91,829	71,873	180,185	153,553
Total gross profit	575,241	265,756	892,274	537,582

Selling, general and administrative expenses	524,637	214,307	811,837	437,019

Debt extinguishment costs	6,650		6,650

Other loss	88,100		140,490

(Loss) earnings before interest and taxes	(44,146)	51,449	(66,703)	100,563

Interest expense, net	39,225	7,985	47,500	15,845

Pre-tax (loss) income	(83,371)	43,464	(114,203)	84,718

Income tax (benefit) expense	(28,784)	16,907	(32,003)	33,450

Net (loss) income	$ (54,587)	$ 26,557	$ (82,200)	$ 51,268

Diluted net (loss) income per common share(1)	$ (0.83)	$ 0.51	$ (1.39)	$ 0.99

Depreciation and amortization expense was as follows:

	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

Depreciation and amortization	$ 50,174	$ 12,726	$ 62,240	$ 25,203

Please see following pages for information related to non-GAAP measures discussed in this release.

(1) Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.

PHILLIPS-VAN HEUSEN CORPORATION

Non-GAAP Measures

(In thousands, except per share data)

The Company believes presenting its results excluding (1) the costs incurred in 2010 in connection with its acquisition and integration of Tommy Hilfiger; (2) the costs incurred in 2009 in connection with its restructuring initiatives announced in the fourth quarter of 2008; and (3) the estimated tax benefits associated with these pre-tax costs incurred in 2010 and 2009, which is on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs associated with its acquisition and integration of Tommy Hilfiger and its restructuring initiatives are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release.  Please see Tables 1-6 for reconciliations to GAAP amounts.

	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

GAAP total revenue	$1,103,268	$529,283	$1,722,312	$1,086,708

Non-GAAP Measures
Total gross profit(1)	$ 612,921	$ 266,679	$ 929,954	$ 539,305
Selling, general and administrative expenses(2)	490,985	208,974	726,547	427,766
Earnings before interest and taxes(3)	121,936	57,705	203,407	111,539
Income tax expense(4)	31,099	18,440	59,469	36,795
Net income(5)	51,612	31,280	96,438	58,899
Diluted net income per common share(6)	$ 0.72	$ 0.60	$ 1.54	$ 1.13

Depreciation and amortization(7)	$ 32,944	$ 12,726	$ 45,010	$ 25,203

(1) Please see Table 3 for reconciliation of GAAP to Non-GAAP gross profit.
(2) Please see Table 4 for reconciliation of GAAP to Non-GAAP selling, general and administrative expenses (“SG&A”).
(3) Please see Table 2 for reconciliation of GAAP (loss) earnings before interest and taxes to Non-GAAP earnings before interest and taxes.

(4)

Please see Table 5 for reconciliation of GAAP income tax (benefit) expense to Non-GAAP income tax expense and an explanation of the    calculation of the tax effects associated with restructuring, acquisition and integration costs.

(5) Please see Table 1 for reconciliation of GAAP net (loss) income to Non-GAAP net income.
(6) Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.
(7) Please see Table 6 for reconciliation of GAAP depreciation and amortization to Non-GAAP depreciation and amortization.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net (loss) income to Non-GAAP net income
	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

Net (loss) income	$ (54,587)	$ 26,557	$ (82,200)	$ 51,268

Diluted net (loss) income per common share(2)	$ (0.83)	$ 0.51	$ (1.39)	$ 0.99

Items excluded from GAAP net (loss) income:

Non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)	37,680		37,680

Costs associated with restructuring initiatives announced in the fourth quarter of 2008 (gross margin)		923		1,723

SG&A expenses associated with Tommy Hilfiger acquisition and integration	33,652		85,290

SG&A expenses associated with restructuring initiatives announced in the fourth quarter of 2008		5,333		9,253

Debt extinguishment costs	6,650		6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price	88,100		140,490

Tax effect on the items above(1)	(59,883)	(1,533)	(91,472)	(3,345)

Non-GAAP net income	$ 51,612	$ 31,280	$ 96,438	$ 58,899

Non-GAAP diluted net income per common share(2)	$ 0.72	$ 0.60	$ 1.54	$ 1.13

(1) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.
(2) Please see Note A to the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net (loss) income per common share.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

(In thousands)

Table 2 - Reconciliation of GAAP (loss) earnings before interest and taxes to Non-GAAP earnings before interest and taxes
	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

(Loss) earnings before interest and taxes	$ (44,146)	$ 51,449	$ (66,703)	$100,563

Items excluded from GAAP (loss) earnings before interest and taxes:

Non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)	37,680		37,680

Costs associated with restructuring initiatives announced in the fourth quarter of 2008 (gross margin)		923		1,723

SG&A expenses associated with Tommy Hilfiger acquisition and integration	33,652		85,290

SG&A expenses associated with restructuring initiatives announced in the fourth quarter of 2008		5,333		9,253

Debt extinguishment costs	6,650		6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price	88,100		140,490

Non-GAAP earnings before interest and taxes	$ 121,936	$ 57,705	$203,407	$111,539

Table 3 - Reconciliation of GAAP gross profit to Non-GAAP gross profit
	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

Gross profit	$ 575,241	$ 265,756	$ 892,274	$ 537,582

Items excluded from GAAP gross profit:

Non-cash valuation amortization related to Tommy Hilfiger acquisition	37,680		37,680

Costs associated with restructuring initiatives announced in the fourth quarter of 2008		923		1,723

Non-GAAP gross profit	$ 612,921	$ 266,679	$ 929,954	$ 539,305

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

(In thousands)

Table 4 - Reconciliation of GAAP SG&A to Non-GAAP SG&A
	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

SG&A	$ 524,637	$ 214,307	$ 811,837	$ 437,019

Items excluded from GAAP SG&A:

SG&A expenses associated with Tommy Hilfiger acquisition and integration	(33,652)		(85,290)

SG&A expenses associated with restructuring initiatives announced in the fourth quarter of 2008		(5,333)		(9,253)

Non-GAAP SG&A	$ 490,985	$ 208,974	$ 726,547	$ 427,766

Table 5 - Reconciliation of GAAP income tax (benefit) expense to Non-GAAP income tax expense
	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

Income tax (benefit) expense	$(28,784)	$ 16,907	$(32,003)	$ 33,450

Items excluded from GAAP income tax (benefit) expense:

Income tax effect of costs associated with Tommy Hilfiger acquisition and integration	59,883		91,472

Income tax effect of costs associated with restructuring initiatives announced in the fourth quarter of 2008		1,533		3,345

Non-GAAP income tax expense	$ 31,099	$ 18,440	$ 59,469	$ 36,795

The estimated tax benefits associated with the Company’s restructuring, acquisition and integration costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as a restructuring, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s restructuring, acquisition or integration costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both the Company’s GAAP and non-GAAP amounts.

Table 6 - Reconciliation of GAAP depreciation and amortization to Non-GAAP depreciation and amortization
	Quarter Ended		Six Months Ended
	8/1/10	8/2/09	8/1/10	8/2/09

Depreciation and amortization	$50,174	$ 12,726	$62,240	$ 25,203

Items excluded from GAAP depreciation and amortization:

Depreciation and amortization related to Tommy Hilfiger acquisition (principally non-cash valuation amortization recorded in SG&A)	(17,230)		(17,230)

Non-GAAP depreciation and amortization	$ 32,944	$ 12,726	$ 45,010	$ 25,203

Notes to Consolidated GAAP Income Statements:

A.

The Company computed its diluted net (loss) income per common share as follows:

(In thousands, except per share data)

	Quarter Ended			Quarter Ended
	8/1/10			8/2/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments	Results	GAAP	Adjustments	Results

Net (loss) income	$(54,587)	$(106,199)(1)	$51,612	$26,557	$(4,723)(2)	$31,280
Less: Common stock dividends paid to
holders of Series A convertible
preferred stock	(157)	(157)
Net (loss) income available to
common stockholders	$(54,744)	$(106,356)	$51,612	$26,557	$(4,723)	$31,280

Weighted average common shares	65,875		65,875	51,605		51,605
Weighted average dilutive securities		1,430	1,430	589		589
Weighted average impact of assumed
convertible preferred stock conversion		4,051	4,051
Total shares	65,875	5,481	71,356	52,194		52,194

Diluted net (loss) income per
common share	$ (0.83)		$ 0.72	$ 0.51		$ 0.60

	Six Months Ended			Six Months Ended
	8/1/10			8/2/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments	Results	GAAP	Adjustments	Results

Net (loss) income	$(82,200)	$(178,638)(1)	$96,438	$51,268	$(7,631)(2)	$58,899
Less: Common stock dividends paid to
holders of Series A convertible
preferred stock	(157)	(157)
Net (loss) income available to
common stockholders	$(82,357)	$(178,795)	$96,438	$51,268	$(7,631)	$58,899

Weighted average common	59,077		59,077	51,558		51,558
Weighted average dilutive securities		1,513	1,513	480		480
Weighted average impact of assumed
convertible preferred stock conversion		2,026	2,026
Total shares	59,077	3,539	62,616	52,038		52,038

Diluted net (loss) income per
common share	$ (1.39)		$ 1.54	$ 0.99		$ 1.13

(1)

Represents the impact on net income in the period ended August 1, 2010 from the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

(2)

Represents the impact on net income in the period ended August 2, 2009 from the elimination of the costs incurred in that period in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity and other initiatives to reduce corporate and administrative expenses.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	August 1,	August 2,
	2010	2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 475,340	$ 369,596
Receivables	310,481	173,183
Inventories	692,814	302,286
Other Current Assets	205,358	40,526
Total Current Assets	1,683,993	885,591
Property, Plant and Equipment	387,417	183,530
Goodwill and Other Intangible Assets	4,265,930	1,137,150
Other Assets	183,070	26,917
	$6,520,410	$2,233,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 782,312	$ 358,390
Short-Term Borrowings	4,617
Other Liabilities	1,046,278	420,326
Long-Term Debt	2,491,635	399,576
Stockholders’ Equity	2,195,568	1,054,896
	$6,520,410	$2,233,188

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data

(In thousands)

REVENUE BY SEGMENT

	Quarter Ended	Quarter Ended
	8/1/10	8/2/09
Heritage Brand Wholesale Dress Furnishings
Net sales	$ 102,928	$ 99,372
Royalty revenue	1,299	1,390
Advertising and other revenue	637	309
Total	104,864	101,071

Heritage Brand Wholesale Sportswear
Net sales	88,545	88,817
Royalty revenue	2,624	2,948
Advertising and other revenue	440	87
Total	91,609	91,852

Heritage Brand Retail
Net sales	171,432	158,746
Royalty revenue	1,185	1,330
Advertising and other revenue	164	40
Total	172,781	160,116

Total Heritage Brands
Net sales	362,905	346,935
Royalty revenue	5,108	5,668
Advertising and other revenue	1,241	436
Total	369,254	353,039

Other (Calvin Klein Apparel)
Net sales	123,396	105,242
Total	123,396	105,242

Calvin Klein Licensing
Net sales	5,701	5,233
Royalty revenue	52,293	46,903
Advertising and other revenue	20,449	18,866
Total	78,443	71,002

Total Calvin Klein
Net sales	129,097	110,475
Royalty revenue	52,293	46,903
Advertising and other revenue	20,449	18,866
Total	201,839	176,244

Tommy Hilfiger North America
Net sales	256,144
Royalty revenue	4,051
Advertising and other revenue	833
Total	261,028

Tommy Hilfiger International
Net sales	263,293
Royalty revenue	6,654
Advertising and other revenue	1,200
Total	271,147

Total Tommy Hilfiger
Net sales	519,437
Royalty revenue	10,705
Advertising and other revenue	2,033
Total	532,175

Total Revenue
Net sales	1,011,439	457,410
Royalty revenue	68,106	52,571
Advertising and other revenue	23,723	19,302
Total	$1,103,268	$ 529,283

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data (Continued)

(In thousands)

(LOSS) EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	8/1/10			8/2/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$ 7,059		$ 7,059	$ 4,161		$ 4,161

Heritage Brand Wholesale Sportswear	7,194		7,194	11,249	$ (188)	11,437

Heritage Brand Retail	16,794		16,794	11,737	(650)	12,387

Total Heritage Brands	31,047		31,047	27,147	(838)	27,985

Other (Calvin Klein Apparel)	14,666		14,666	7,598	(1,094)	8,692

Calvin Klein Licensing	39,350		39,350	35,775		35,775

Total Calvin Klein	54,016		54,016	43,373	(1,094)	44,467

Tommy Hilfiger North America	6,424	$ (24,479)	30,903

Tommy Hilfiger International	(13,633)	(39,376)	25,743

Total Tommy Hilfiger	(7,209)	(63,855)	56,646

Corporate	(122,000)	(102,227)	(19,773)	(19,071)	(4,324)	(14,747)

Total (loss) earnings before interest
and taxes	$ (44,146)	$(166,082)	$ 121,936	$ 51,449	$ (6,256)	$ 57,705

(1)

Adjustments for the quarter ended August 1, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

(2)

Adjustments for the quarter ended August 2, 2009 represent the elimination of the costs incurred in that quarter in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity and other initiatives to reduce corporate and administrative expenses.

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data (Continued)

(In thousands)

REVENUE BY SEGMENT

	Six Months Ended	Six Months Ended
	8/1/10	8/2/09
Heritage Brand Wholesale Dress Furnishings
Net sales	$ 235,099	$ 220,229
Royalty revenue	2,764	2,991
Advertising and other revenue	1,016	732
Total	238,879	223,952

Heritage Brand Wholesale Sportswear
Net sales	223,875	212,938
Royalty revenue	5,101	5,435
Advertising and other revenue	898	822
Total	229,874	219,195

Heritage Brand Retail
Net sales	306,615	285,043
Royalty revenue	2,368	2,332
Advertising and other revenue	424	327
Total	309,407	287,702

Total Heritage Brands
Net sales	765,589	718,210
Royalty revenue	10,233	10,758
Advertising and other revenue	2,338	1,881
Total	778,160	730,849

Other (Calvin Klein Apparel)
Net sales	242,446	202,742
Total	242,446	202,742

Calvin Klein Licensing
Net sales	14,655	12,203
Royalty revenue	112,027	100,731
Advertising and other revenue	42,849	40,183
Total	169,531	153,117

Total Calvin Klein
Net sales	257,101	214,945
Royalty revenue	112,027	100,731
Advertising and other revenue	42,849	40,183
Total	411,977	355,859

Tommy Hilfiger North America
Net sales	256,144
Royalty revenue	4,051
Advertising and other revenue	833
Total	261,028

Tommy Hilfiger International
Net sales	263,293
Royalty revenue	6,654
Advertising and other revenue	1,200
Total	271,147

Total Tommy Hilfiger
Net sales	519,437
Royalty revenue	10,705
Advertising and other revenue	2,033
Total	532,175

Total Revenue
Net sales	1,542,127	933,155
Royalty revenue	132,965	111,489
Advertising and other revenue	47,220	42,064
Total	$1,722,312	$1,086,708

PHILLIPS-VAN HEUSEN CORPORATION

Segment Data (Continued)

(In thousands)

(LOSS) EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	8/1/10			8/2/09
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$ 25,519		$ 25,519	$ 20,329	$ (541)	$ 20,870

Heritage Brand Wholesale Sportswear	28,082		28,082	27,849	(701)	28,550

Heritage Brand Retail	25,478		25,478	7,958	(2,341)	10,299

Total Heritage Brands	79,079		79,079	56,136	(3,583)	59,719

Other (Calvin Klein Apparel)	28,371		28,371	8,555	(2,296)	10,851

Calvin Klein Licensing	76,333		76,333	69,726		69,726

Total Calvin Klein	104,704		104,704	78,281	(2,296)	80,577

Tommy Hilfiger North America	6,424	$ (24,479)	30,903

Tommy Hilfiger International	(13,633)	(39,376)	25,743

Total Tommy Hilfiger	(7,209)	(63,855)	56,646

Corporate	(243,277)	(206,255)	(37,022)	(33,854)	(5,097)	(28,757)

Total (loss) earnings before interest
and taxes	$ (66,703)	$(270,110)	$ 203,407	$ 100,563	$(10,976)	$ 111,539

(1)

Adjustments for the six months ended August 1, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

(2)

Adjustments for the six months ended August 2, 2009 represent the elimination of the costs incurred in that period in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity and other initiatives to reduce corporate and administrative expenses.

Phillips-Van Heusen Corporation

Full Year and Third Quarter Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its 2010 estimated results excluding the costs expected to be incurred in connection with the acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges, the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price and the tax benefits associated with these costs, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its earnings per share on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its acquisition and integration of Tommy Hilfiger are also the basis for certain incentive compensation calculations.  The estimated tax benefits associated with the above pre-tax costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as a restructuring, acquisition or integration cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both the Company’s GAAP and non-GAAP earnings amounts.

(Dollar and share amounts in millions, except per share data and FX rates)

	Full Year	Third Quarter
	2010	2010
	(Estimated)	(Estimated)
Full Year and Third Quarter Guidance Assumptions

Net interest expense	$130.0 - $132.0	$42.0 - $43.0

Tax rate range – GAAP	55.0% - 56.0%	38.0% - 39.0%
Adjustment for tax effects of acquisition and integration costs	(21.0)%	(7.0)%
Tax rate range – Non-GAAP	34.0% - 35.0%	31.0% - 32.0%

Euro FX rate(1)	$1.28	$1.28

Diluted shares outstanding	67.3	71.9

Acquisition and Integration Costs and Earnings Per Share Reconciliations

Costs expected to be incurred in connection with the acquisition and integration of Tommy Hilfiger (please see “Non-GAAP Exclusions”
section for detail):
Pre-tax	$315.0	$32.0
Tax impacts	(94.0)	(2.0)
After tax	$221.0	$30.0

GAAP earnings per common share	$0.42 - $0.52	$0.95 - $1.00
Estimated after tax per common share impact of costs expected to be incurred in connection with the acquisition and integration of
Tommy Hilfiger	$3.28	$0.42
Earnings per common share excluding impact of costs expected to be incurred in connection with the acquisition and integration
of Tommy Hilfiger	$3.70 - $3.80	$1.37 - $1.42

(1) Represents the average rate used for the estimated results for the last six months of 2010.

Phillips-Van Heusen Corporation

Full Year and Third Quarter Guidance Assumptions and Reconciliations of GAAP to Non-GAAP Amounts (Continued)

Tommy Hilfiger Earnings Before Interest and Taxes Reconciliations

Full Year 2010 (Estimated)
(dollar amounts in millions)

	Tommy Hilfiger Business

	GAAP	Adjustments (1)	Non-GAAP

Revenue	$1,810.0 - $1,830.0	$ -	$1,810.0 - $1,830.0

Earnings before interest and taxes	$90.0 - $100.0	$(90.0)	$180.0 - $190.0

Earnings before interest and taxes as a % of revenue	5%		10% - 11%

Third Quarter 2010 (Estimated)
(dollar amounts in millions)

	Tommy Hilfiger Business

	GAAP	Adjustments (1)	Non-GAAP

Revenue	$650.0 - $660.0	$ -	$650.0 - $660.0

Earnings before interest and taxes	$50.0 - $55.0	$(25.0)	$75.0 - $80.0

Earnings before interest and taxes as a % of revenue	8%		11% - 12%

(1) Adjustments represent costs expected to be incurred in connection with the acquisition and integration of Tommy Hilfiger.